Exhibit 99.1

NEWS RELEASE 1625 Broadway, Suite 250 Denver, Colorado 80202 Telephone: 303-592-8075 Fax: 303-592-8071 Contact: Lynn Peterson, CEO

KODIAK OIL & GAS CORP. ANNOUNCES PRELIMINARY 2010 CAPITAL BUDGET AND PROVIDES INTERIM OPERATIONS UPDATE

DENVER — Dec. 18 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced its $60 million preliminary 2010 capital expenditure budget (Capex) and provided an interim update on its Williston Basin drilling and completion activities.

$60 Million 2010 Preliminary Capex Budget

Second Kodiak-Operated Drilling Rig Scheduled for Delivery

In conjunction with Kodiak’s capital expenditure budget as discussed below, the Company announced that it has scheduled delivery of its previously contracted Unit Drilling Corp. rig, the Unit #118, in February 2010.  Rig #118 has been built to the same specifications as Rig #117 which Kodiak has been running with excellent success for the past 13 months.

Kodiak’s Board of Directors has approved a $60 million preliminary 2010 capital expenditure budget, the majority of which is allocated to oil and gas activities in the Bakken and Three Forks oil play in the Williston Basin of North Dakota and Montana.  As part of the total Capex budget, the Company has allocated $43 million to the drilling and completion of 15 gross (9.5 net) Kodiak-operated wells in Dunn County, N.D., including the installation of associated surface facilities.  The Company intends to utilize two Kodiak-operated drilling rigs, which are included in the 2010 budget.  Kodiak’s working interest (WI) ranges from 45% to 100% in the operated 2010 drilling program, providing flexibility within the budget in identifying suitable well locations and in the timing and size of capital investment.

Further included in the Capex is an estimated $12 million allocated to non-operated drilling activity in the Company’s Area of Mutual Interest (AMI) with another operator located in Dunn County, N.D.  Kodiak anticipates that approximately seven gross (2.0 net) wells will be drilled in the AMI in 2010.

The Company has also projected the drilling of three additional gross wells (1.3 net) on its other Williston Basin leasehold in McKenzie County, N.D. where the Bakken Formation will be evaluated, and in Sheridan County, Mont. where the productive potential of the Red River Formation will be evaluated.  The estimated capital expenditures required by Kodiak for drilling these wells are expected to be $5 million.

The preliminary 2010 Capex budget is subject to market conditions, oilfield services and equipment availability, commodity prices and drilling results.  Potential leasehold acquisitions are not included in the preliminary Capex.  Kodiak expects to substantially fund the budget primarily from cash on hand, cash flow from operations and potential borrowings under a new reserve-based revolving line of credit that it expects to put into place in early 2010.  Over 90% of the Capex budget is allocated to development drilling of the Bakken Formation and the evaluation of the Three Forks Formation in North Dakota.

Commenting on the 2010 Capex, Lynn Peterson, Kodiak’s CEO and President said:  “The 2010 Capex represents the largest projected investment in Company history.  The addition of the second drilling rig allows for the acceleration of our development drilling activity and is expected to increase our operating cash flow with each new successful producer that we drill and complete.  The Bakken program, characterized by low geological risk, is a strong rate-of-return project for our invested capital with current commodity prices.  Our 2010 goal, now with several Bakken wells down, is to devote considerable effort into driving down drilling and completion costs wherever possible in order to improve our per-well economics.

“We continue to monitor work being completed in the Three Forks by another operator in our area.  Subject to evaluating our Three Forks results and working with our joint venture partners, we have identified our initial Three Forks tests that we intend to drill in the first part of 2010.  We have permits in hand to accomplish our entire 2010 program.  In a full-development scenario, our Dunn County leasehold yields over 150 gross and over 75 net locations in Bakken alone, based on three-well spacing for each 1,280-acre spacing unit.  With two Kodiak-operated rigs running and a third non-operated rig running in our AMI, 2010 is setting up to be a year of robust oilfield activity for Kodiak and its shareholders.”

Williston Basin Operations — Dunn County, North Dakota

Drilling Operations

The Company has completed drilling operations on its tenth well, the Moccasin Creek (MC) #16-3-11H, a Bakken test that Kodiak operates with a 60% WI and a 49% net revenue interest (NRI).  The well, which is awaiting completion, was drilled on a two-well pad that includes the MC #16-3H (60%WI / 49% NRI) which is currently in the horizontal lateral.  Both wells are anticipated to undergo completion operations in the first quarter of 2010.  The MC 16-3-11H well is the third well (second promoted well) drilled under an exploration agreement entered into during the fourth quarter 2008 pursuant to which the Company is required to pay 20% of drilling and completion costs for its 60% WI.

Once the MC #16-3H is down, the rig is scheduled to move to MC #13-34-3H where the drilling pad has been constructed to accommodate dual-well pad drilling.

Completion Operations

Kodiak also today announced that, after conducting completion operations on the Tall Bear #16-15-16H, the early results from the well indicate that the well is not producing hydrocarbons in economic quantities.  Production operations will continue and well performance will be fully evaluated.  The well was drilled to test the productive potential of the Bakken shale in the southeastern most portion of Kodiak’s Dunn County leasehold.  The well recorded initial production rates of 100 barrels of oil per day and associated gas.  Kodiak operates the TB #16-15-16H with a 60% WI and a 50% NRI.  The Tall Bear #16-15-16H well was the third well drilled under an exploration agreement entered into during the second quarter 2009 pursuant to which the Company is required to pay 50% of drilling and completion costs for its 60% WI.  This well appears to define the eastern limits of the Bakken pay horizon in this part of Dunn County.

Peterson commented:  “Consistent with our geologic model, the Tall Bear well carried the highest risk and accordingly was drilled as the final well in our 2009 effort to prove the productive potential of the Bakken shale in this part of our Dunn County leasehold.  While the well is producing some oil and gas, it is not in quantities deemed to be commercial at current oil prices and well costs.  Kodiak is completing an active year of drilling where our results have been very solid.  Our 2009 drilling program, which we believe now defines the eastern limit of the Bakken in this area, carried the risks associated with exploration which allowed us to methodically test the Bakken shale across the entire operated portion of our leasehold.  We believe that we can now estimate with reasonable certainty the productive potential for the Bakken across our leasehold, and believe that approximately 90% of our acreage is commercially productive from the Bakken Formation.  We now transition our 2010 efforts toward the low-risk, development-drilling phase of the Bakken play by drilling locations offsetting proved-developed-producing reserves.  Development drilling in 2010 will be augmented by our Three Forks exploratory drilling which we believe may expose our shareholders to further upside.”

The table below summarizes Kodiak’s 2009 activity on the FBIR:

Kodiak Oil & Gas Corp. 2009 FBIR Drilling and Completion Activities

Longer Laterals (8,000’ – 10,000’)

Well	WI / NRI (%)	Days to TD*	Lateral Length	Completion Date	Number of Frac Stages	IP 24- Hour Test (BOE/d)	First 30 Days BOE Production	Comment
TSB #16-8-7H	37.5/30.5	28	8,995’	6/7/2009	15	1,856	23,874	Flowing Well
TSB #14-33-28H	50/41	31	8,313’	8/3/2009	15	1,492	21,400	Flowing Well
CE #1-22-10H	55/45	32	9,949’	10/18/09	15	1,288	15,510	Flowing Well
TB #16-15-16H	60/50	25	9,442’	12/7/09	19	100	—	Non-Commercial / Flowing

Shorter Laterals (4,000’ – 7,000’)

Well	WI / NRI (%)	Days to TD*	Lateral Length	Completion Date	Number of Frac Stages	IP 24- Hour Test (BOE/d)	First 30 Days BOE Production	Comment
MC #16-34-2H	60/49	41	4,169’	4/23/2009	8	711	9,155	Pumping Well
MC #16-34H	60/49	36	4,150’	5/4/2009	5	1,394	14,720	Flowing Well
TSB #16-8-16H	50/41	31	4,465’	6/18/2009	5	811	12,758	Flowing Well
TSB #14-33-6H	50/41	26	4,163’	8/24/2009	6	978	13,608	Flowing Well
CE #1-22-23H	60/50	19	6,620’	10/18/09	13	845	11,916	Flowing Well
MC #16-3-11H	60/49	38	4,729’	Q1 2010	12	—	—	WOCT
MC#16-3H	60/49	—	Approx. 4,300’	Q1 2010	—	—	—	Drilling Ahead

*Includes running liner in the hole

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans,  the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the estimated costs to drill and complete wells and its ability to improve efficiencies in such drilling and completion efforts, the Company’s expectations regarding its ability to establish a reserve-based revolving line of credit and the availability, from time to time, of funds under any such line, the Company’s expectations regarding the future production of its oil & gas properties, and the Company’s expectations regarding the amount and sufficiency of future cash flows,  and anticipated rates of return on invested capital. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11